UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 8, 2008 (May 2, 2008)

NATIONAL CITY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10074 (Commission File Number)	34-1111088 (I.R.S. Employer Identification No.)
1900 East Ninth Street, Cleveland, Ohio 44114-3484
(Address of principal executive offices and zip code)
(216) 222-2000
(Registrant’s telephone number, including area code)
Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On May 2, 2008, National City Corporation (“National City”) entered into an amendment (the “Amendment”) to the Investment Agreement, dated as of April 20, 2008 (the “Investment Agreement”), between National City and Corsair NC Co-Invest, L.P. (“Corsair”), an investment vehicle managed by an affiliate of Corsair Capital LLC, in connection with the completion of the capital investment transactions announced by National City on April 21, 2008. The Investment Agreement was previously included as an exhibit to National City’s Current Report on Form 8-K filed with the SEC on April 23, 2008.
In the Amendment, National City agreed to modify the transfer restrictions relating to the securities purchased by Corsair and the shares of National City’s common stock into which such securities are convertible or for which such securities are exercisable to allow Corsair to transfer all or a portion of such securities or such common stock if and to the extent that, due to a change in the amount of such securities or such common stock held by Corsair resulting from adjustment or exchange provisions or other terms of such securities, Corsair reasonably determines that such transfer is necessary to avoid being deemed to “control” National City for purposes of the Bank Holding Company Act of 1956 or any rules or regulations promulgated thereunder. National City also agreed to increase the amount payable to Corsair under the Investment Agreement for its expenses to $3.6 million from $3 million. This description of the Amendment is a summary and does not purport to be a complete description of all of the terms of the Amendment, and is qualified in its entirety by reference to the Amendment, attached hereto as Exhibit 10.1.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The Board of Directors of National City appointed Richard E. Thornburgh to the Board of Directors, effective May 2, 2008, to serve until the next annual meeting, and until a successor is elected and qualified. Mr. Thornburgh is the Vice Chairman of Corsair Capital LLC. Prior to joining Corsair Capital LLC in 2006, Mr. Thornburgh was Executive Vice Chairman of Credit Suisse First Boston. Mr. Thornburgh will initially serve on the Compensation and Organization and the Risk and Public Policy Committees.
On April 21, 2008, National City announced that it entered into the Investment Agreement with Corsair and separate investment agreements with other investors, pursuant to which National City raised approximately $7 billion of additional equity capital, including approximately $785 million of equity capital from Corsair. Under the terms of the Investment Agreement, Corsair agreed to purchase 7,850 shares of a newly authorized series of National City’s convertible preferred stock at a purchase price and liquidation preference of $100,000 per share. After the receipt of certain approvals, each share of the convertible preferred stock will automatically convert into 20,000 shares of National City common stock at an initial conversion price of $5.00 per share, subject to adjustment. Additionally, Corsair received a warrant to purchase 39,250,000 shares of common stock, subject to adjustment, at an exercise price of 115% of National City’s closing price for the 5-trading-day period commencing April 21, 2008, subject to a reduction of up to $2.00 per share if certain approvals are not obtained. As part of the Investment Agreement, Corsair has the right to nominate one director to National City’s Board. The Federal Reserve Bank of Cleveland provided a waiver of consent with respect to Mr. Thornburgh’s appointment on May 2, 2008. Upon his appointment to the Board, Mr. Thornburgh received 2,000 shares of National City common stock.
Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Exhibit Description

10.1	First Amendment to the Investment Agreement, dated as of May 2, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National City Corporation

Date: May 8, 2008	By:	/s/ Carlton E. Langer
Carlton E. Langer
Vice President and Assistant Secretary